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                                                 -------------------------------
                                                 OMB Number:          3235-0145
                                                 -------------------------------
                                                 Expires:       October 31,2002
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                                                 hours per response       14.90
                                                 -------------------------------

                           UNITED STATES OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               Active Power, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)2

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00504W 10 0
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

SEC 1745 (6-00)                Page 1 of 4 pages

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

CUSIP NO. 00504W100

----------------------------------------------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
                                                                                             Joseph F. Pinkerton, III
----------------------------------------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)
----------------------------------------------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                                                          USA

-------------------- -----------------------------------------------------------------------------------------------
Number of Shares     5.   Sole Voting Power                                                        4,970,101
Beneficially Owned
by Each Reporting
Person With:
                     -----------------------------------------------------------------------------------------------
                     6.   Shared Voting Power                                                      none
                     -----------------------------------------------------------------------------------------------
                     7.   Sole Dispositive Power                                                   4,970,101
                     -----------------------------------------------------------------------------------------------
                     8.   Shared Dispositive Power                                                 none

--------------------------------------------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                  4,970,101
--------------------------------------------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.  Percent of Class Represented by Amount in Row (9)                                             12.2%
--------------------------------------------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                                                   IN
--------------------------------------------------------------------------------------------------------------------

                               Page 2 of 4 pages

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

Item 1.

     (a)   Name of Issuer                                                               Active Power, Inc.

     (b)   Address of Issuer's Principal Executive Offices                              11525 Stonehollow Drive, Suite 110
                                                                                        Austin, TX  78758

Item 2.

     (a)   Name of Person Filing                                                        Joseph F. Pinkerton, III

     (b)   Address of Principal Business Offices or, if none, Residence                 c/o Active Power, Inc.
                                                                                        11525 Stonehollow Drive, Suite 110
                                                                                        Austin, TX  78758

     (c)   Citizenship                                                                  USA

     (d)   Title of Class of Securities                                                 Common Stock

     (e)   CUSIP Number                                                                 00504W 10 0




Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c)

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount Beneficially Owned:                   4,970,101 .
                                      ---------------------------
     (b)   Percent of Class:                     12.2% .
                              ------------------------
     (c)   Number of shares as to which such person has:
          (i)    Sole power to vote or to direct the vote:                                4,970,101 .
                                                          -----------------------------------------
          (ii)   Shared power to vote or to direct the vote:                                   none .
                                                             --------------------------------------
          (iii)  Sole power to dispose or to direct the disposition of:                   4,970,101 .
                                                                        ---------------------------
          (iv)   Shared power to dispose or to direct the disposition of:                      none .
                                                                          -------------------------

Item 5.  Ownership of Five Percent or Less of a Class

     Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8. Identification and Classification of Members of the Group

     Not applicable.

Item 9.  Notice of Dissolution of Group

     Not applicable.

                               Page 3 of 4 pages

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Item 10.  Certification

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                            February 14, 2002
                        --------------------------------------------------------
                                                  Date

                                      /s/ Joseph F. Pinkerton, III
                        --------------------------------------------------------
                                                Signature

                        Joseph F. Pinkerton, III, President, Chairman and C.E.O.
                        --------------------------------------------------------
                                               Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                               Page 4 of 4 pages